Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 15, 2022, (which report includes an explanatory paragraph relating to substantial doubt about Reed’s Inc’s. ability to continue as a going concern), relating to the financial statements of Reed’s Inc. appearing in the Annual Report on Form 10-K of Reed’s Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 22, 2022